ADVAXIS

Dr. David Fieler
641 Lexington Av
New York, NY 10022

Dear David,

This confirms our understanding concerning your relationship with Advaxis, Inc. This agreement supercedes all past agreements between Advaxis and yourself.

Advaxis wishes to compensate you for your very effective efforts on our behalf in advising on our October, 2007, raise and to secure your services going forward. We expect you to continue to advise us on how to better tell the Advaxis scientific story, introduce us to potential investors, and suggest possible collaborations and M&A possibilities.

As compensation for your efforts, Advaxis will compensate you as follows:

$5,000 per month beginning October 1, 2007
1,500,000 five year cash warrants priced at $.20 per share. To be effective until October 17, 2012 and awarded in their entirety at the outset of this contract.

This agreement begins October 1, 2007 and is intended to run until September 30, 2009. It is cancellable by either party with 90 days written notice. The warrants are awarded in their entirety with the signing of this contract. Only the monthly payments can be affected by any cancellation.

David, we are grateful for your expert guidance. Please sign below.

Thomas A Moore
Chairman and CEO, Advaxis, Inc.

Dr. David Fieler